Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP COMPLETES ACQUISITION

OF PARK BANK

CHICAGO, IL – March 10, 2020 – First Midwest Bancorp, Inc. (“First Midwest”), the holding company of First Midwest Bank, today announced that it has completed its acquisition of Bankmanagers Corp. and its wholly owned subsidiary, Park Bank.

Founded in 1915, Park Bank is one of the largest independent commercial banks in the Milwaukee, Wisconsin market. As of December 31, 2019, Park Bank had approximately $1.1 billion of assets, $1.0 billion of deposits, of which 87% are core deposits, and $720 million of loans. Dave Werner will continue as President and CEO of Park Bank and will now lead the Milwaukee and southeast Wisconsin market for First Midwest.

“We are very excited about our partnership with Park Bank and welcome our newest clients and colleagues to First Midwest,” said Michael L. Scudder, Chairman and Chief Executive Officer of First Midwest. “We have been expanding our existing presence in southeast Wisconsin, and Park Bank significantly enhances our footprint there. Park Bank’s team of highly experienced bankers have deep roots in the market and are focused on the financial success of their customers. We look forward to continuing Park Bank’s long-standing commitment to relationship banking and to providing our newest customers with a broader array of products and services.”

With this transaction, First Midwest has approximately 110 colleagues and five locations in southeast Wisconsin. In 2019, First Midwest acquired Northern Oak Wealth Management, a registered investment adviser with approximately $900 million of assets under management,  and established a loan production office to serve commercial customers. Both are in downtown Milwaukee.

About First Midwest

First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $18 billion of assets and an additional $12 billion of assets under management. First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. Our branches and other locations are located in metropolitan Chicago, southeast Wisconsin, northwest Indiana, central and western Illinois and eastern Iowa. Visit First Midwest at www.firstmidwest.com.

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

Contacts

Investors:	Media:
Patrick S. Barrett	Maurissa Kanter
EVP, Chief Financial Officer	SVP, Director of Corporate Communications
(708) 831-7231	(708) 831-7345
pat.barrett@firstmidwest.com	maurissa.kanter@firstmidwest.com

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First Midwest Bancorp, Inc. | 8750 Bryn Mawr | Suite 1300 | Chicago | Illinois | 60431